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                                                                       EXHIBIT 6

                                                       September 4, 2003

INSCI Corp.
Two Westborough Business Park
200 Friberg Parkway, Suite 2000
Westborough, MA 01581
Attn: Mr. Henry F. Nelson, President and Chief Executive Officer

     This will confirm our agreement that following the closing of the transactions contemplated by the Series C Convertible Preferred Stock Purchase Agreement (the "Purchase Agreement"), by and among, inter alia, SCP Private Equity Partners II, L.P. ("SCP") and INSCI Corp. ("Insci"):

     SCP will indemnify Insci against any judgment against Insci or attachment upon the assets of Insci (and reasonable costs directly related thereto) obtained by Remington Partners, Inc ("Remington") based upon Remington having a lien on the assets of Webware Corporation ("Webware") which was perfected by the financing statement filing by Remington against Webware dated October 25, 2000, provided that SCP shall receive prompt notice from Insci of any such claim by Remington against Insci, and shall have the right to assume and/or direct the defense on behalf of Insci to such claim. Any obligation on SCP hereunder shall cease upon the termination or expiration of the said financing statement.

     SCP will also enter into an agreement with Insci to vote those Insci shares which it owns and is entitled to vote, in favor of nominees Mitchell Klein and Frank Murphy at Insci's scheduled October 2003 annual meeting, for such terms not to exceed one year for which they may be subject to election at such meeting.

                                                   Sincerely,

                                SCP PRIVATE EQUITY PARTNERS II, L.P.


                                By: SCP Private Equity II General Partner, L.P.,
                                          its General Partner


                                    By: SCP Private Equity II LLC


                                    By: /s/ Winston J. Churchill
                                        ----------------------------------------
                                    Name:   Winston J. Churchill
                                          --------------------------------------
                                    Title: a Manager